MICHAEL J. MORRISON

ATTORNEY AND COUNSELOR AT LAW

1495 Ridgeview Drive, Suite 220

Reno, Nevada  80519

(775) 827 - 6300

April 11, 2008

LEXINGTON ENERGY SERVICES INC.

Bay A, 1115 48th Ave SE, Calgary,AB
T2A 7P1

Gentlemen:

         In  connection  with  the  Registration  Statement  on  Form  S-8  (the "Registration  Statement") of LEXINGTON ENERGY SERVICES INC., a Nevada  corporation (the "Company"), filed with the Securities and Exchange Commission in accordance with the  Securities  Act of 1933,  as amended  (the  "Act"),  and the rules and regulations  under the Act, we have been requested by the Company to furnish our opinion as to the legality of up to 6,000,000  shares of Common Stock, par value $.0001 per share, of the Company (the "Shares"), 3,000,000 shares of which Shares are reserved for issuance pursuant to the exercise of Options, and 3,000,000 shares of which are reserved for Restricted Stock Awards, all as reserved for issuance under the Company's 2008 Restricted Stock/Option Plan (the "Plan").

         In connection with this opinion, we have examined originals or copies, certified  or  otherwise  identified  to  our  satisfaction,  of  the  following documents  (collectively,  the "Documents"):  (i) the Registration  Statement on Form S-8, (ii) the Articles of  Incorporation  of the Company,  as amended on or before today's date,  (iii) the By-Laws of the Company,  as amended on or before today's date,  (iv) the Plan and (v) those  corporate  records,  agreements  and other  instruments of the Company,  and all other  certificates,  agreements and documents,  that we have  considered  relevant and  necessary as a basis for the opinion expressed in this letter.

         In  our  examination  of  the  Documents,  we  have  assumed,   without independent investigation, the genuineness of all signatures, the enforceability of the  Documents  against  each  party  to  them,  the  legal  capacity  of all individuals  who have executed any of the  Documents,  the  authenticity  of all documents submitted to us as originals,  the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing  agreements or other documents and the  authenticity of all these latter  documents.  As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company.

         Based upon the above,  and subject to the stated assumptions, we are of the opinion  that,  when issued in  accordance  with the terms of the Plan,  the Shares will be duly authorized, validly issued, fully paid and non-assessable.

         Please be advised that my opinion is based on Nevada law and applicable federal laws.

 Very truly yours,

/s/ Michael J. Morrison

MICHAEL J. MORRISON, ESQ.